Exhibit h(vi) under Form N-1A
                                     Exhibit (10) under Item 601/Reg. S-K
                             Amendment #5 to
                 Agreement for Fund Accounting Services
                       and Administrative Services
                                 between
                       Federated Services Company
                                   and
                             Hibernia Funds

      This Amendment (the "Amendment") to the Agreement for Fund Accounting Services and Administrative Services ("Agreement") between the Hibernia Funds ("Investment Company"), on behalf of the portfolios (individually referred to as a "Fund" and collectively as the "Funds") of the Investment Company, listed on Exhibit 1 thereto and Federated Services Company ("Company") is made and entered into as of the 1st day of November, 2005. Terms used as defined terms herein, which are not otherwise defined herein, shall have the meanings ascribed thereto in the Agreement.

      WHEREAS, the Investment Company has entered into the Agreement with the Company; and

      WHEREAS, Investment Company and Company wish to amend the Agreement on the terms and conditions set forth herein.


      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

I. Article 24. Term and Termination of Agreement is hereby amended by deleting the first paragraph and replacing it with the following:

      This Agreement shall be effective from the date first written above and shall continue through May 31, 2006 (the "Initial Renewal Term") The termination date for all original or after-added Funds which are, or become, a party to this Agreement shall be coterminous. Funds that merge or dissolve during the Term, shall cease to be a party on the effective date of such merger or dissolution. Thereafter, the Agreement will automatically renew for successive periods of six months each (each, a "Successive Renewal Term") absent notice of termination/non-renewal received no less than 120 days prior to the expiration of the then-current Initial Renewal Term or Successive Renewal Term.


II. Exhibit 1 is hereby amended by deleting it in its entirety and replacing it with the following:

      I.  Administrative Services

      Company will render administrative services contemplated by the Administrative Services Agreement in exchange for the following fees:

            Assets in the Trust                 Basis Point Administrative
      Services Fee
            $0 to $500 million                       10
            $500 million to $1 billion               7
            Amounts in excess of $1 billion          5

      II.  Fund Accounting

      The State Street fee schedule for providing Fund Accounting and Financial Administration to the Hibernia Funds is as follows:

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      FEES - EXISTING FUNDS, NEW FUND START UPS
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      A.) Existing Funds

      First $100 Million                        3.0 Basis Points
      $100 to $300 Million                      2.0 Basis Points
      $300 to $500 Million                      1.0 Basis Points
      Excess                                    0.5 Basis Points
      Minimum per fund                    $42,000 plus other annual fees

      Other annual fees:
      Tax Services                              $10,000 per fund
      N-Q filing Services                       $4,000 per fund
      Additional class                    $12,000 per class

      B.) New Fund start ups and new class of shares

      For each new fund and new class of shares, the fee shall be incremented as follows:
            Months 1 - 3                  Waive Fixed and BP charge
            After 3 months                      Bill at existing fund
      structure

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      VALUATION FEE
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      For billing purposes, the monthly quote charge will be billed at cost plus a monthly maintenance charge of $375 per month.

      Source:

      Corporate, Municipal, Convertible, Government Bonds and
      Adjustable Rate Preferred Stocks via Bridge
      Government, Corporate Bonds via JJ Kenny
      Government, Corporate and Convertible Bonds via Merrill Lynch Foreign Bonds via FRI Corporation
      Options, Futures and Private Placements
      Listed Equities (including International) and OTC Equities

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      SPECIAL SERVICES
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      Fees  for  activities  of  a  non-recurring  nature  such  as  fund
      consolidations   or   reorganizations,    extraordinary    security
      shipments and the preparation of special reports will be as agreed to by the parties hereto.

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      OUT-OF-POCKET EXPENSES
-------------------------------------------------------------------------

      Domestic out -of- pocket charges typically included, but not limited to postage, mailing services, telephone line and long distance charges, overnight mailing services, record retention will be waived.

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                                    PAYMENT
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      The  above  fees  will  be  charged   monthly  against  the  fund's
      custodian checking account five (5) days after the invoice is mailed to the Fund's offices.


      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                    HIBERNIA FUNDS
                                    (listed on Exhibit 1 of the
                                    Agreement)

                                    By:  /s/ Judith J. Mackin
                                       ---------------------------
                                    Name:  Judith J. Mackin
                                    Title:  Vice President


                                    FEDERATED SERVICES COMPANY

                                    By:  /s/ Charles L. Davis, Jr.
                                       ---------------------------------
                                    Name:  Charles L. Davis, Jr.
                                    Title:  Vice President